Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Rachel Wilson
914-967-9400

Investors: Allison Malkin
ICR, Inc.
203-682-8225

Press: Liz Cohen
Weber Shandwick
212-445-8044

FOR IMMEDIATE RELEASE

JARDEN COMPLETES ACQUISITION OF YANKEE CANDLE

- Acquisition Funded with the Proceeds from the Recently Completed Common Stock Offering, Borrowings

Under the Incremental Term Loan Facility and Cash on Hand

- Jarden Also Closes $750 Million Incremental Senior Secured Term Loan Facility

Rye, New York — October 3, 2013 — Jarden Corporation (“Jarden” or the “Company”) (NYSE: JAH), a leading global consumer products company, announced today that it has completed its acquisition of Yankee Candle Investments LLC (“Yankee Candle”), a leading specialty-branded premium scented candle company, from a fund managed by Madison Dearborn Partners, LLC, a private equity firm, for approximately $1.75 billion in cash, subject to final working capital and other adjustments. Pro forma for the transaction, Jarden would have had net sales and adjusted EBITDA of approximately $7.7 billion and $1.0 billion, respectively, for the twelve months ended June 30, 2013. Jarden also closed today on its incremental $750 million senior secured term loan B-1 facility, which matures in 2020. Jarden funded the transaction with the proceeds from its recently completed common stock offering, proceeds from the aforementioned term loan, and cash on hand.

Martin E. Franklin, Jarden’s Founder and Executive Chairman, commented, “We are pleased to have closed on our acquisition of Yankee Candle with the strong support of the equity and term loan financing markets. We are also pleased to close the Yankee Candle transaction early in the fourth quarter, as we had originally anticipated.”

James E. Lillie, Jarden’s Chief Executive Officer, added, “We welcome Yankee Candle to the Jarden family as part of our Branded Consumables segment. Yankee Candle has compelling growth opportunities, both here and abroad, providing Jarden cross-platform growth potential as well as immediate financial benefits. Yankee Candle will enhance our overall margins, earnings, and cash flow profile and is expected to provide approximately 10% accretion to our adjusted earnings per share, pre synergies.”

Harlan M. Kent, Yankee Candle’s President and Chief Executive Officer, commented, “I am pleased to now officially be part of the Jarden team. I know that Yankee Candle’s employees share in my excitement as we look forward to the next stage of our growth as part of the Jarden family.”

Barclays Bank PLC acted as Administrative Agent and Sole Lead Arranger on the $750 million senior secured term loan B-1 facility. Barclays Bank PLC, Credit Suisse Group AG, Deutsche Bank AG, J.P. Morgan Chase Bank, N.A. Suntrust Bank, and Wells Fargo & Co. were Joint Lead Bookrunners on this facility. Additionally, Barclays Bank PLC, Credit Suisse Group AG, J.P. Morgan Chase Bank, N.A., and Suntrust Bank were Joint Lead Bookrunners on the recent common stock offering.

The above matters are described more fully in public filings that have been filed by Jarden with the Securities and Exchange Commission, which are available on Jarden’s website at www.jarden.com under the tab “For Investors” and then under the heading “SEC Filings.”

Safe Harbor

This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the impact of the Yankee Candle acquisition on the Company’s business and financial results including sales, margins, earnings, cash flows and cash flow profile, adjusted EBITDA, adjusted gross profit, accretion to earnings and adjusted earnings per share, the outlook for the Company’s markets and the demand for its products, future growth and growth profile, and the Company’s ability to successfully integrate and obtain the anticipated results and synergies from the Yankee Candle acquisition. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

About Yankee Candle

Yankee Candle is a leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales. Yankee Candle participates in the $25 billion global candle and home fragrance market. Yankee Candle has a 43-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. Yankee Candle sells its products through a North American wholesale customer network of approximately 35,000 store locations, a growing base of Yankee Candle owned and operated retail stores, direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, Yankee Candle sells its products primarily through an international wholesale customer network of over 6,000 store locations and distributors covering over 50 countries on a combined basis.

About Jarden Corporation

Jarden Corporation is a leading provider of a diverse range of consumer products with a portfolio of over 120 trusted, quality brands sold globally. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Aero®, Berkley®, Campingaz® and Coleman®,

ExOfficio®, Fenwick®, Gulp!®, Invicta®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, Volkl® and Zoot®; Consumer Solutions: Bionaire®, Breville®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Dicon®, Fiona®, First Alert®, First Essentials®, Hoyle®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew Cornell®, Mapa®, NUK®, Pine Mountain®, Quickie®, Spontex® and Tigex®. Headquartered in Rye, N.Y., Jarden ranks #383 on the Fortune 500 and has over 25,000 employees worldwide. For further information about Jarden, please visit www.jarden.com.

Note: Please see the Company’s Current Report on Form 8-K filed concurrently with this release for reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.